EXHIBIT 8.1

May 5, 2010	Mayer Brown LLP 350 South Grand Avenue 25th Floor Los Angeles, California 90071-1503 Main Tel (213) 229-9500 Main Fax (213) 625-0248 www.mayerbrown.com

Hyundai Auto Receivables Trust 2010-A Hyundai ABS Funding Corporation 3161 Michelson Drive, Suite 1900 Irvine, California 92612

Re:	Hyundai Auto Receivables Trust 2010-A Registration Statement on Form S-3 Registration No. 333-144832

Ladies and Gentlemen:

We have acted as special tax counsel to Hyundai ABS Funding Corporation, a Delaware corporation, in connection with the preparation of the Registration Statement on Form S-3 (Registration No. 333-144832, together with the exhibits and amendments thereto, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and the rules or regulations promulgated thereunder, for the registration under the Act of $960,850,000 asset backed notes (the “Notes”), issued by Hyundai Auto Receivables Trust 2010-A, a Delaware statutory trust (the “Issuing Entity”) pursuant to an Indenture between the Issuing Entity and Citibank, N.A., as indenture trustee.  Capitalized terms used herein without definition herein have the meanings set forth in the Registration Statement.

We hereby confirm that the statements set forth in the Base Prospectus and the Prospectus Supplement forming part of the Registration Statement under the headings “Summary—Tax Status” and “Material Federal Income Tax Consequences,” to the extent that they constitute matters of law or legal conclusions relating to the federal tax laws of the United States, and subject to the assumptions, qualifications, limitations and exceptions set forth in the discussion under the foregoing headings, are the opinion of Mayer Brown LLP.

In addition, the opinion expressed above is subject to the following assumptions, qualifications, limitations and exceptions:

The law covered by this opinion is limited to the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations and the legislative history as of the date hereof.  These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion.  We express no opinion as to the laws of any other jurisdiction and, unless otherwise specified, no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown llp

Hyundai Auto Receivables Trust 2010-A
May 5, 2010

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

JBO/ATG/DFP

Very truly yours, /s/ Mayer Brown LLP Mayer Brown LLP

Opinion re Tax Matters (Exhibit 8.1)